ASSIGNMENT OF LEASE

                 THIS AGREEMENT made this 11th day of April, 2001, between Southern Connecticut Bancorp, Inc. a Connecticut corporation with offices at 215 Church Street, New Haven, Connecticut (“Assignor”) and The Bank of Southern Connecticut, Inc., a Connecticut corporation with offices at 215 Church Street, New Haven, Connecticut (“Assignee”).

WITNESSETH:

                 WHEREAS, Assignor entered into a Lease Agreement, dated August 17, 2000, with 215 Church Street, LLC (“Landlord”) covering certain premises described therein (the “Demised Premises”) known as 215 Church Street, New Haven, Connecticut; and

                 WHEREAS, the Lease Agreement was amended by a First Amendment to Lease, dated March 30, 2001, a letter agreement between Landlord and Tenant dated January 3, 2001, and a Second Amendment to Lease, dated March 31, 2001 (the Lease Agreement as modified is hereinafter referred to as the “Lease,” a copy of which is attached hereto as Exhibit A;

                 WHEREAS, the Tenant will own all the issued shares of stock in The Bank of Southern Connecticut, Inc. (“Bank”);

                 WHEREAS, the Bank will occupy the Demised Premises and will derive the benefit of the Lease; and

                 WHEREAS, pursuant to § 6.1 of the Lease, the Bank is a Permitted Assignee of the Lease and further the Tenant is not required to obtain the approval of the Landlord to assign the Lease to the Bank.

                 NOW WHEREFORE, in consideration of the mutual promises and covenants herein contained and for other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed as follows:

                 1.    Assignor does hereby assign, transfer and convey unto Assignee as of January 1, 2001 all right, title and interest Assignor has in the Lease, including all rents due or to become due, and all right and authority to enforce the terms and conditions of the Lease in its own name or in the name of Assignor, its heirs, successors and assigns, as may be required by law, provided however, that any and all costs, expenses and fees (including reasonable attorney’s fees) incurred in enforcing or fulfilling the terms and conditions of the Lease against the tenant therein shall be the sole and exclusive responsibility of Assignee.

                 2.    Assignee hereby accepts the foregoing assignment and transfer and promises to be bound by all the covenants, stipulations, agreements, and obligations under the Lease occurring on or after December 31, 2000, or otherwise attributable to the period commencing on said date and continuing thereafter and the Assignor shall be responsible for the period prior thereto.

                 3.    Further, Assignee shall indemnify and hold Assignor harmless against any claim of liability, demand, actions, causes of action, suits, proceedings, loss, costs or expenses of any nature whatsoever, breach of the Lease, and from personal injury or property damage resulting from or arising out of or related to the Lease occurring after the date of the signing of this Agreement.

                 4.    This Agreement shall be binding upon the heirs, representatives, successors and assigns of the parties. The parties shall execute and deliver such further and additional instruments, agreements and other documents as may be necessary to evidence or carry out the provisions of this Assignment. This Agreement may not be changed, modified, discharged, or terminated orally or in any manner other than an agreement in writing signed by the parties hereto or their respective successors and assigns.

                 IN WITNESS WHEREOF, the parties to these presents have hereunto set their hands and seals the day first above written.

/s/ Lewis A. Hurwitz	SOUTHERN CONNECTICUT BANKCORP, INC.
Lewis A. Hurwitz

/s/ Rosemarie A. Romano	By /s/ Joseph V. Ciaburri
Rosemarie A. Romano	Joseph V. Ciaburri Its Chairman and Chief Executive Officer

THE BANK OF SOUTHERN CONNECTICUT, INC.

/s/ Lewis A. Hurwitz	By /s/ Gary Mullin
Lewis A. Hurwitz	Gary Mullin Its President and Chief Operating Officer

/s/ Rosemarie Romano
Rosemarie Romano

STATE OF CONNECTICUT	:
	:	ss	April 11, 2001
COUNTY OF NEW HAVEN	:

Personally appeared Joseph V. Ciaburri, who acknowledged himself to be the Chairman and Chief Executive Officer of Southern Connecticut Bancorp, Inc., a Connecticut corporation, and that he as such Chairman and Chief Executive Officer, being authorized so to do, executed the foregoing instrument for the purposes therein contained, by signing the name of the corporation by himself.

/s/ Lewis A. Hurwitz
Commissioner of Superior Court Lewis A. Hurwitz

STATE OF CONNECTICUT	:
	:	ss	April 11, 2001
COUNTY OF NEW HAVEN	:

Personally appeared Garry Mullin, who acknowledged himself to be the President and Chief Operating Officer of The Bank of Southern Connecticut, Inc., a Connecticut corporation, and that he as such President and Chief Operating Officer, being authorized so to do, executed the foregoing instrument for the purposes therein contained, by signing the name of the corporation by himself.

/s/ Lewis A. Hurwitz
Commissioner of Superior Court Lewis A. Hurwitz